Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mind Medicine (MindMed) Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value per share	Other	2,138,872(2)(3)	$19.17(7)	$41,002,176.24	0.00011020	$4,518.44

Equity	Common shares, no par value per share	Other	1,458,997(4)(5)	$3.15(8)	$4,595,840.55	0.00011020	$506.46

Equity	Common shares, no par value per share	Other	2,123,968(6)	$3.15(8)	$6,690,499.20	0.00011020	$737.29

Total Offering Amounts					$52,288,515.99		$5,762.19

Total Fee Offsets							—

Net Fee Due							$5,762.19

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common shares, no par value per share (the “Common Shares”), that become issuable under the Mind Medicine (MindMed) Inc. Stock Option Plan (the “Option Plan”) and the Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan (the “PRSU Plan” and together with the Option Plan, the “Plans”) by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of outstanding Common Shares.

(2)	Represents Common Shares reserved for issuance pursuant to outstanding stock option awards under the Option Plan as of the date of this Registration Statement.
(3)

Pursuant to the Option Plan, any shares subject to outstanding options granted under the Option Plan that are forfeited, surrendered, cancelled or otherwise terminated or expire without being exercised will become available for future issuance pursuant to the Option Plan.

(4)	Represents Common Shares reserved for issuance pursuant to outstanding restricted share unit awards under the PRSU Plan as of the date of this Registration Statement.
(5)

Pursuant to the terms of the PRSU Plan, any shares subject to outstanding awards granted under the PRSU Plan that: (i) vested and redeemed; or (ii) forfeited, surrendered, cancelled or otherwise terminated or expire without delivery of the shares, will become available for future issuance pursuant to the PRSU Plan.

(6)

Represents Common Shares reserved for future issuance under the Plans as of the date of this Registration Statement. As of the any date of grant under the Plans, the aggregate number of shares available for issuance under any Share Compensation Arrangements (as defined in the Plans and which defined term includes the Plans) is 15% of the Common Shares issued and outstanding, subject to adjustment as described in the Plans.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such Common Shares. The amount is based on weighted average exercise price of CAD $26.51 (US $19.17) for options granted under the Option Plan outstanding as of the date of this Registration Statement, which was converted into U.S. dollars based on the average exchange rate on March 10, 2023, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of CAD $1.00 per US $0.7231.

(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $3.15, which is the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Capital Market on March 10, 2023.